Exhibit 99.1
Summary Unaudited Pro Forma Consolidated Financial Data
      The following table sets forth our summary unaudited pro forma consolidated financial data. The unaudited pro forma consolidated statement of operations data and other financial data for the 52 weeks ended October 29, 2005 gives effect to the Transactions as if they had occurred on October 31, 2004. The unaudited pro forma consolidated balance sheet data as of October 29, 2005 gives effect to the Transactions as if they had occurred on October 29, 2005. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transactions been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma consolidated financial data below are only a summary and should be read in conjunction with the information under the captions “— Summary Financial Data for Bon-Ton,” “— Summary Financial Data for NDSG,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Financial Data for Bon-Ton,” “Selected Historical Financial Data for NDSG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bon-Ton,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG” and Bon-Ton’s and NDSG’s audited and unaudited consolidated financial statements and the notes thereto, included elsewhere in this offering memorandum.

	52 Weeks Ended
	Oct. 29, 2005

	(dollars in thousands)
Statement of Operations Data:
Net sales	$3,430,697
Other income	20,195

Total	3,450,892

Costs and Expenses:
Costs of merchandise sold	2,155,733
Selling, general and administrative	1,066,537
Depreciation and amortization	101,583

Income from operations	127,039
Interest expense, net	108,430

Income before income taxes	18,609
Income tax provision	7,217

Net income	$11,392

Other Financial Data:
EBITDA(1)	$228,622
Adjusted EBITDA(1)(2)	273,667
Capital expenditures	79,222
Ratio of Adjusted EBITDA to interest expense(2)	2.5	x
Ratio of total debt to Adjusted EBITDA(2)(3)	5.0	x
Ratio of earnings to fixed charges(4)	1.1	x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$17,528
Working capital	562,706
Total assets(2)	2,252,793
Total debt(2)(3)	1,379,126
Total shareholders’ equity	248,203
Store Operating Data:
Stores open at the end of the period	283

All dollars are in thousands unless otherwise indicated.

(1)	EBITDA is net income (loss) before interest, income taxes, depreciation and amortization. Pro forma Adjusted EBITDA is pro forma EBITDA after consideration of the adjustments described below, which we believe are not indicative of future performance, plus certain estimated cost savings and increases in operating income. The following table reconciles net income to EBITDA and to Adjusted EBITDA:

52 Weeks Ended
Oct. 29, 2005

(dollars in thousands)
Net income	$11,392
Adjustments:
Income tax provision	7,217
Interest expense, net	108,430
Depreciation and amortization	101,583

EBITDA	$228,622

Adjustments:
Bon-Ton:
Store closings(a)	$115
Loss and costs related to credit sale(b)	1,241
Elder-Beerman integration costs(c)	2,603
New proprietary credit card agreement benefit(d)	8,000
NDSG:
Impairments and dispositions(e)	771
Company:
Corporate allocation cost savings(f)	32,315

Adjusted EBITDA	$273,667

(a)	Effective July 31, 2004, Bon-Ton closed its Pottstown, Pennsylvania store. A pre-tax charge of $1,756 was recorded in connection with the store closing during the 52 weeks ended January 29, 2005, of which $1,725 was recorded during the 39 weeks ended October 30, 2004. On September 20, 2005, Bon-Ton announced the closing of its Great Northern and Shoppingtown stores in the Syracuse, New York area and its Lebanon, Pennsylvania store effective January 28, 2006. In connection with the closing of these three stores, Bon-Ton recorded a pre-tax charge of $84 during the 39 weeks ended October 29, 2005.

(b)	On July 8, 2005, Bon-Ton sold substantially all of its proprietary credit card accounts and the related accounts receivable to HSBC. During the 39 weeks ended October 29, 2005, Bon-Ton recorded a pre-tax loss on the sale of $596 and pre-tax charges of $645 related to involuntary termination benefits and contract termination.

(c)	In connection with the acquisition of Elder-Beerman on October 24, 2003, Bon-Ton recorded pre-tax integration costs of $6,851 during the 52 weeks ended January 29, 2005, of which $4,958 was recorded during the 39 weeks ended October 30, 2004. During the 39 weeks ended October 29, 2005, Bon-Ton recorded pre-tax integration costs of $710.

(d)	The marketing and servicing agreement with HSBC was entered into on July 8, 2005. This agreement with HSBC is expected to generate approximately $10.7 million of additional operating income on an annual basis for Bon-Ton. Bon-Ton realized approximately $2.7 million of incremental operating income from July 8, 2005 through October 29, 2005 under the agreement.

(e)	NDSG continuously evaluates its real estate portfolio and closes individual underproductive stores, as well as performs an asset impairment analysis at each fiscal year end. NDSG recorded pre-tax charges for store related impairments and dispositions of $6,346 for the 52 weeks ended January 29, 2005, of which $5,575 was recorded during the 39 weeks ended October 30, 2004.

(f)	Saks’ policy is to allocate certain corporate expenses to each of its businesses as if that business were operated as a separate legal corporate entity. For the 52 weeks ended January 29, 2005, Saks’ allocation of these expenses to NDSG was $125,882. Bon-Ton estimates that its expenses if it had operated NDSG during that period would have been $102,340, resulting in a reduction of allocated corporate costs for that period of $23,542. Of such expenses, Saks recorded $91,796 for the 39 weeks ended October 30, 2004. Bon-Ton estimates that if it had operated NDSG during that period it would have incurred $76,622 of such expenses during that period, resulting in a reduction of allocated corporate costs for that period of $15,174. For the 39 weeks ended October 29, 2005, Saks’ allocation of these expenses to NDSG was $101,752. Bon-Ton estimates that its expenses if it had operated NDSG during that period would have been $77,805, resulting in a reduction of allocated corporate costs of $23,947 for that period. Therefore, Bon-Ton’s estimated corporate cost savings for the 52 weeks ended October 29,

2005 would have been $32,315, excluding the approximately $33.0 million in estimated annual cost savings to be realized from the integration process described above under “— Our Business Strategy.” These cost savings — which include, among others, costs such as salaries for Saks’ senior executives and other employees, corporate aircraft operation expenses, certain occupancy expenses and certain treasury function expenses — are, however, only estimates. Actual cost savings can be expected to vary from estimates and the variation may be material.

Saks’ allocations for these expenses appear in NDSG’s financial statements as cost of sales (excluding depreciation and amortization); selling, general and administrative expenses; and other operating expenses (consisting of property and equipment rentals; depreciation; and taxes other than income taxes). The $125,882 of allocated expenses for the year ended January 29, 2005 consisted of cost of sales (excluding depreciation and amortization) of $14,979; selling, general and administrative expenses of $90,196; and other operating expenses of $20,707 (consisting of property and equipment rentals of $9,337; depreciation of $6,267; and taxes other than income taxes of $5,103). Of such expenses, Saks recorded $91,796 during the 39 weeks ended October 30, 2004, consisting of cost of sales (excluding depreciation and amortization) of $11,470; selling, general and administrative expenses of $64,247; and other operating expenses of $16,080 (consisting of property and equipment rentals of $7,083; depreciation of $5,286; and taxes other than income taxes of $3,711). The $101,752 of allocated expenses for the 39 weeks ended October 29, 2005 consisted of cost of sales (excluding depreciation) of $15,150; selling, general and administrative expenses of $70,574; and other operating expenses of $16,028 (consisting of property and equipment rentals of $7,514; depreciation of $4,386; and taxes other than income taxes of $4,127).

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. However, we present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe that they are frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from or construed as substitutes for net income (loss) or cash flows from operations, which are prepared in accordance with GAAP. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. In addition, EBITDA and Adjusted EBITDA may be calculated differently from Consolidated Cash Flow as defined in the indenture that will govern the notes.

(2)	Certain of our subsidiaries are, or upon the consummation of the Transactions will be, special purpose entities that own real estate, service mortgages on the real estate and pay obligations associated with the real estate such as taxes and insurance. These entities have entered into mortgage note facilities or are expected to enter into the new mortgage loan facility upon the consummation of the Transactions. See “Description of Certain Debt — Existing Mortgage Note Facility” and “Description of Certain Debt — Our Proposed New Mortgage Loan Facility.” These special purpose entities will not be guarantors of the notes or restricted by the covenants in the indenture that will govern the notes, and holders of the existing mortgage notes have and holders of loans under the new mortgage loan facility will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing their debt. The annual operating lease payments from certain of the guarantors of the notes to the special purpose entities are expected to total approximately $28,648 and are guaranteed by The Bon-Ton Stores, Inc.
The following table presents certain of our financial data giving effect to the operating leases held by and the mortgages of these special purpose entities:

52 Weeks Ended
Oct. 29, 2005

(dollars in thousands)
Adjusted EBITDA less operating lease payments to special purposes entities	$245,019
Interest expense less interest expense relating to special purpose entity mortgages	$91,148
Total assets less assets held by special purposes entities	$1,917,152
Total debt less indebtedness of special purposes entities	$1,101,998
Ratio of Adjusted EBITDA less operating lease payments to special purposes entities to interest expense less interest expense relating to special purpose entity mortgages	2.7x
Ratio of total debt less indebtedness of special purposes entities to Adjusted EBITDA less operating lease payments to special purposes entities	4.5x

(3)	Total debt is defined as long-term debt plus current maturities of long-term debt, and long-term and current obligations under capital leases.

(4)	We will be required to show this ratio of earnings to fixed charges in the registration statement that we have agreed to file with the SEC in connection with the exchange offer to be made for the notes. The SEC’s definition of “fixed charges” is not the same as the definition of “Fixed Charges” in the indenture that will govern the notes. For the purpose of computing the SEC’s ratio of earnings to fixed charges, “earnings” means the sum of (a) income before taxes, (b) interest expense related to debt, (c) amortization of debt discount and (d) an estimate of the interest within rental expense, and “fixed charges” means the sum of (a) interest expense related to debt, (b) amortization of debt discount and (c) an estimate of the interest within rental expense.

CAPITALIZATION
      The following table sets forth the cash and cash equivalents and capitalization of The Bon-Ton Stores, Inc. and its consolidated subsidiaries as of October 29, 2005 (i) on an actual basis and (ii) on a pro forma basis after giving effect to the Transactions, including the issuance of the notes and the application of the proceeds of this offering, as if they had occurred on October 29, 2005. This information should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bon-Ton,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG,” and Bon-Ton’s and NDSG’s consolidated financial statements and notes thereto included elsewhere in this offering memorandum.

	October 29, 2005

	Actual	Pro Forma

	(dollars in millions)
Cash and cash equivalents	$14.4	$17.5

Long-term debt, including current maturities:
Existing senior secured credit facility	137.0	—
New senior secured credit facility(1)(2)	—	517.0
New mortgage loan facility	—	260.0
Existing mortgage notes	18.1	18.1
Capital leases and other	0.3	74.0
Senior notes offered hereby	—	510.0

Total debt	155.4	1,379.1
Total shareholders’ equity	252.6	248.2

Total capitalization	$408.0	$1,627.3

(1)	Our new senior secured credit facility will provide for up to $1.0 billion of revolver borrowings, subject to calculated borrowing base restrictions. See “Description of Certain Debt.” After giving effect to the Transactions, as of October 29, 2005, we would have had approximately $574 million of outstanding borrowings, including outstanding letters of credit, and approximately $282 million available for additional borrowing, under the new senior secured credit facility.

(2)	Borrowings under our senior secured credit facility typically vary to fund seasonal merchandise inventories. Typically, our peak borrowings occur during the third quarter to fund the purchase of merchandise inventories prior to the holiday season. Pro forma merchandise inventories as of October 29, 2005 were $1,009.1 million, consisting of Bon-Ton merchandise inventories of $418.4 million and NDSG merchandise inventories of $590.8 million. As of December 30, 2005 pro forma merchandise inventories were $748.9 million, consisting of Bon-Ton merchandise inventories of $294.9 million and NDSG merchandise inventories of $454.0 million. As a result of this seasonal decrease in our merchandise inventories, we expect borrowings under our new senior secured credit facility to be lower upon the completion of the Transactions.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      The following unaudited pro forma consolidated financial data for the Company give effect to the Transactions as if they had occurred on the dates indicated below and after giving effect to the pro forma adjustments indicated below. The unaudited pro forma consolidated balance sheet as of October 29, 2005 has been derived from Bon-Ton’s unaudited consolidated balance sheet as of October 29, 2005 and NDSG’s unaudited consolidated balance sheet as of October 29, 2005, adjusted to give effect to the Transactions as if they occurred on October 29, 2005. The unaudited pro forma consolidated statement of operations for the fiscal year ended January 29, 2005 has been derived from Bon-Ton’s audited consolidated statement of operations for Bon-Ton’s fiscal year ended January 29, 2005, and NDSG’s audited consolidated statement of operations for NDSG’s fiscal year ended January 29, 2005, and gives effect to the completion of the Transactions, as if they had occurred on February 1, 2004. The unaudited pro forma consolidated statement of operations for the 39 weeks ending October 30, 2004 has been derived from Bon-Ton’s unaudited consolidated statement of operations for Bon-Ton’s 39-week period ended October 30, 2004, and NDSG’s unaudited consolidated statement of operations for NDSG’s 39-week period ended October 30, 2004, and gives effect to the completion of the Transactions, as if they had occurred on February 1, 2004. The unaudited pro forma statement of operations for the 39 weeks ending October 29, 2005 has been derived from Bon-Ton’s unaudited consolidated statement of operations for Bon-Ton’s 39-week period ended October 29, 2005, and NDSG’s unaudited consolidated statement of operations for NDSG’s 39-week period ended October 29, 2005, and gives effect to the completion of the Transactions, as if they had occurred on January 30, 2005.
      The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transactions been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma consolidated financial data are based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to NDSG’s assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to assets, interest expense due to the new debt structure, and the taxation of NDSG’s income as a result of the Transactions, as well as the effects related to such pro forma adjustments.
      The pro forma adjustments and allocation of purchase price, including intangible assets and liabilities, are only preliminary and are based on our current estimates of the fair value of the assets acquired and liabilities assumed in connection with the Acquisition. The final purchase price allocation will be completed after asset and liability valuations are finalized and these preliminary estimates will change when the actual fair values are determined. This final valuation will be based on the actual assets and liabilities of NDSG that exist as of the date of the completion of the Acquisition. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma consolidated financial data.
      We expect that the benefits of the business combination will generate approximately $33.0 million of annual cost savings within three years of completing the Acquisition by benefiting from, among other things, consolidation and integration of certain functions as well as through the adoption of best practices from both Bon-Ton and NDSG. We expect to achieve approximately 50%, 75% and 100% of these cost savings within one, two and three years, respectively, of completing the Acquisition. Based on our integration plan, we currently estimate that one-time cash integration costs will total approximately $17.5 million in fiscal 2006 and $8.0 million in fiscal 2007. These estimated one-time cash integration costs consist of $8.5 million of costs associated with the consolidation of the operations of the companies, $4.0 million of incremental transition services costs and $5.0 million of severance expenses for fiscal 2006 and $4.0 million of costs associated with the consolidation of the operations of the companies and $4.0 million of incremental transition services costs for fiscal 2007. The accompanying unaudited pro forma consolidated statements of operations do not reflect any cost savings that may be achievable subsequent to the completion of the Acquisition or the impact of non-recurring expenses and costs that are directly related to the Acquisition.

      The unaudited pro forma financial information shown under this heading is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would actually have occurred had the Transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma consolidated financial data should be read in conjunction with “Selected Historical Financial Data for Bon-Ton,” “Selected Historical Financial Data for NDSG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bon-Ton,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — NDSG,” and Bon-Ton’s and NDSG’s audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this offering memorandum.

Unaudited Pro Forma Consolidated Balance Sheet
As of October 29, 2005

	Historical	Historical
	Bon-Ton	NDSG
	Oct. 29,	Oct. 29,	Pro Forma		Company
	2005	2005	Adjustments		Pro Forma

	(dollars in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$14,445	$3,083	$—		$17,528
Other receivables	10,908	—	—		10,908
Merchandise inventories	418,355	590,769	—		1,009,124
Prepaid expenses and other current assets	19,488	64,450	(21,683	)(a)	62,255
Deferred income taxes	7,977	—	—		7,977

Total current assets	471,173	658,302	(21,683)		1,107,792

Property, fixtures and equipment, net of accumulated depreciation and amortization	166,217	436,163	180,000	(b)	782,380
Deferred income taxes	32,892	23,987	(23,987	)(c)	32,892
Goodwill	2,965	172,000	66,784	(d)	241,749
Intangible assets, net of accumulated amortization	8,510	—	41,000	(e)	49,510
Other assets	7,013	12,072	19,385	(f)	38,470

Total assets	$688,770	$1,302,524	$261,499		$2,252,793

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174,032	$182,349	$—		$356,381
Accrued payroll and benefits	18,156	13,473	—		31,629
Accrued expenses	46,327	95,755	5,000	(g)	147,082
Current maturities of long-term debt	937	—	4,628	(h)	5,565
Current maturities of obligations under capital leases	246	—	1,731	(i)	1,977
Income taxes payable	2,452	2,558	(2,558	)(j)	2,452

Total current liabilities	242,150	294,135	8,801		545,086

Long-term debt, less current maturities	154,191	—	1,145,372	(k)	1,299,563
Obligations under capital leases, less current maturities	46	33,809	38,166	(l)	72,021
Intercompany investment	—	883,747	(883,747	)(m)	—
Other long-term liabilities	39,787	90,833	(42,700	)(n)	87,920

Total liabilities	436,174	1,302,524	265,892		2,004,590

Shareholders’ equity:
Preferred stock — authorized 5,000,000 shares; no shares issued	—		—		—
Common stock — authorized 40,000,000 shares at $0.01 par value; 14,065,289 shares issued	141		—		141
Class A common stock — authorized 20,000,000 shares at $0.01 par value; 2,951,490 issued and outstanding	30		—		30
Treasury stock, at cost — 337,800 shares	(1,387)		—		(1,387)
Additional paid-in-capital	127,688		—		127,688
Deferred compensation	(6,422)		—		(6,422)
Accumulated other comprehensive loss	(65)		—		(65)
Retained earnings	132,611		(4,393	)(o)	128,218

Total shareholders’ equity	252,596	—	(4,393)		248,203

Total liabilities and shareholders’ equity	$688,770	$1,302,524	$261,499		$2,252,793

Notes to the Unaudited Pro Forma Consolidated Balance Sheet
(dollars in thousands)
      Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to NDSG’s tangible and intangible assets and liabilities based on a preliminary estimate of their fair values. The preliminary estimated consideration is as follows:

Total

Cash consideration paid to Saks	$1,100,000
Estimated transactions costs	22,515

Total consideration	$1,122,515

      Bon-Ton expects the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, inventory, identifiable intangible assets (some of which may have indefinite lives), and liabilities, including the establishment of any potential liabilities associated with business integration plans, sales of underperforming real estate, and termination and change in control benefits.
(a)     Prepaid expenses and other current assets

Estimate of adjustment to fair value of NDSG’s prepaid expenses and other current assets	$(24,612)
Statutory tax benefit (40%) associated with write-off of commitment fees related to the bridge loan	1,800
Statutory tax benefit (40%) associated with write-off of unamortized deferred financing fees related to Bon-Ton’s existing senior secured credit facility	1,129

$(21,683)

(b)     Property, fixtures and equipment, net of accumulated depreciation and amortization

Estimate of adjustment to fair value of NDSG’s property, fixtures and equipment	$180,000

This allocation has been preliminarily assigned to land and buildings and improvements based upon current assessments of fair value. The preliminary allocation included in these pro forma financial statements is as follows:

		Estimated
	Increase	Remaining
	in Value	Useful Life
Asset Classification
Land	$19,000	n/a
Buildings and improvements	161,000	20 years
(c)     Deferred income taxes

Estimate of adjustment of NDSG’s deferred income taxes	$(23,987)
(d)     Goodwill

Elimination of NDSG’s historical goodwill	$(172,000)
Goodwill resulting from the Acquisition	238,784

$66,784

Notes to the Unaudited Pro Forma Consolidated Balance Sheet
(dollars in thousands)
(e)   Intangible assets, net of accumulated amortization

Estimate of adjustment to fair value of NDSG’s identifiable intangible assets	$41,000
       The values assigned were estimated using relative fair value comparisons with prior transactions. The preliminary allocation to identifiable intangible assets included in these pro forma financial statements is as follows:

		Estimated
	Increase	Remaining
Asset Classification	in Value	Useful Life

Tradenames	$36,000	Indefinite
Customer relationships	$5,000	7 years
(f)   Other assets

Estimate of adjustment to fair value of NDSG’s other assets	$(5,778)
Deferred financing fees related to the notes and the new senior secured credit facility	27,985
Write-off of unamortized deferred financing fees related to Bon-Ton’s existing senior secured credit facility	(2,822)

$19,385

(g)   Accrued expenses

Estimate of severance related costs	$5,000
(h)  Current maturities of long-term debt

Funding of the Acquisition	$4,628
(i)   Current maturities of obligations under capital leases

Estimate of adjustment to fair value of NDSG’s obligations under capital leases	$1,731
(j)   Income taxes payable

Estimate of adjustment of NDSG’s income taxes payable	$(2,558)
(k)  Long-term debt, less current maturities

Funding of the Acquisition	$1,112,887
Funding of deferred financing fees related to the notes and the new senior secured credit facility	27,985
Funding of commitment fees related to the bridge loan	4,500

$1,145,372

(l)   Obligations under capital leases, less current maturities

Estimate of adjustment to fair value of NDSG’s obligations under capital leases	$38,166
(m)  Intercompany investment

Elimination of Saks historical intercompany investment in NDSG	$(883,747)
(n)  Other long-term liabilities

Estimate of adjustment to fair value of NDSG’s pension and post-retirement obligations	$(10,140)
Estimate of adjustment to fair value of NDSG’s other long-term liabilities	(32,560)

$(42,700)

(o)   Retained earnings

Write-off of commitment fees related to bridge loan, net of statutory tax benefit (40%)	$(2,700)
Write-off of unamortized deferred financing fees related to Bon-Ton existing senior secured credit facility, net of statutory tax benefit (40%)	(1,693)

$(4,393)

Unaudited Pro Forma Consolidated Statement of Operations
For the Fiscal Year Ended January 29, 2005

	Historical	Historical
	Bon-Ton	NDSG
	Jan. 29,	Jan. 29,	Pro Forma		Company
	2005	2005	Adjustments(a)		Pro Forma

	(dollars in thousands, except per share data)
Net sales	$1,310,372	$2,162,673	$(11,337	)(b)	$3,461,708
Other income	9,251	—	11,337	(b)	20,588

Total	1,319,623	2,162,673	—		3,482,296

Costs and Expenses:
Costs of merchandise sold	830,414	1,354,363	(18,834	)(b)	2,165,943
Selling, general and administrative	415,921	645,422	18,834	(b)	1,080,177
Depreciation and amortization	27,809	61,910	8,764	(c)	98,483

Income from operations	45,479	100,978	(8,764)		137,693
Interest expense, net	13,437	8,442	86,255	(d)	108,134

Income before income taxes	32,042	92,536	(95,019)		29,559
Income tax provision	11,880	37,334	(38,008	)(e)	11,206

Net income	$20,162	$55,202	$(57,011)		$18,353

Per share amounts —
Basic:
Net income	$1.27	N/A	N/A		$1.15

Weighted average shares outstanding	15,918,650	N/A	N/A		15,918,650

Diluted:
Net income	$1.24	N/A	N/A		$1.13

Weighted average shares outstanding	16,253,254	N/A	N/A		16,253,254

Unaudited Pro Forma Consolidated Statement of Operations
For the 39 Weeks Ended October 29, 2005

	Historical	Historical
	Bon-Ton	NDSG
	Oct. 29,	Oct. 29,	Pro Forma		Company
	2005	2005	Adjustments (a)		Pro Forma

	(dollars in thousands, except per share data)
Net sales	$822,555	$1,453,020	$(6,783	)(b)	$2,268,792
Other income	6,098	—	6,783	(b)	12,881

Total	828,653	1,453,020	—		2,281,673

Costs and Expenses:
Costs of merchandise sold	530,692	904,261	(13,979	)(b)	1,420,974
Selling, general and administrative	285,848	471,380	13,979	(b)	771,207
Depreciation and amortization	21,525	48,146	6,574	(c)	76,245

Income (loss) from operations	(9,412)	29,233	(6,574)		13,247
Interest expense, net	9,710	6,249	66,142	(d)	82,101

Income (loss) before income taxes	(19,122)	22,984	(72,716)		(68,854)
Income tax provision (benefit)	(6,965)	9,239	(29,086	)(e)	(26,812)

Net income (loss)	$(12,157)	$13,745	$(43,630)		$(42,042)

Per share amounts —
Basic:
Net loss	$(0.75)	N/A	N/A		$(2.60)

Weighted average shares outstanding	16,175,790	N/A	N/A		16,175,790

Diluted:
Net loss	$(0.75)	N/A	N/A		$(2.60)

Weighted average shares outstanding	16,175,790	N/A	N/A		16,175,790

Unaudited Pro Forma Consolidated Statement of Operations
For the 39 Weeks Ended October 30, 2004

	Historical	Historical
	Bon-Ton	NDSG
	Oct. 30,	Oct. 30,	Pro Forma		Company
	2004	2004	Adjustments(a)		Pro Forma

	(dollars in thousands, except per share data)
Net sales	$847,079	$1,459,787	$(7,063	)(b)	$2,299,803
Other income	6,211	—	7,063	(b)	13,274

Total	853,290	1,459,787	—		2,313,077

Costs and Expenses:
Costs of merchandise sold	533,849	911,480	(14,145	)(b)	1,431,184
Selling, general and administrative	299,391	471,311	14,145	(b)	784,847
Depreciation and amortization	20,687	45,884	6,574	(c)	73,145

Income (loss) from operations	(637)	31,112	(6,574)		23,901
Interest expense, net	10,057	6,276	65,472	(d)	81,805

Income (loss) before income taxes	(10,694)	24,836	(72,046)		(57,904)
Income tax provision (benefit)	(4,010)	10,005	(28,818	)(e)	(22,823)

Net income (loss)	$(6,684)	$14,831	$(43,228)		$(35,081)

Per share amounts —
Basic:
Net loss	$(0.42)	N/A	N/A		$(2.21)

Weighted average shares outstanding	15,887,321	N/A	N/A		15,887,321

Diluted:
Net loss	$(0.42)	N/A	N/A		$(2.21)

Weighted average shares outstanding	15,887,321	N/A	N/A		15,887,321

Notes to the Unaudited Pro Forma Consolidated Statements of Operations
(dollars in thousands)

(a)	These Unaudited Pro Forma Consolidated Statements of Operations exclude Bon-Ton’s estimated severance and other costs of $5,000, estimated commitment fee costs of $4,500 related to the bridge loan, and the elimination of Bon-Ton’s deferred financing fees of $2,822 related to its existing senior secured credit facility, which are nonrecurring items directly attributable to the transaction.

(b)	Certain reclassifications of historical NDSG have been reflected as pro forma adjustments to conform to the presentation used in the Unaudited Pro Forma Consolidated Statements of Operations. NDSG’s historical leased department revenue was reclassified from net sales to other income, and buying costs were reclassified from costs of merchandise sold to selling, general and administrative.

(c)	Depreciation and amortization

Represents an increase in depreciation and amortization expense resulting from the preliminary estimate of the adjustment to NDSG’s property, fixtures and equipment and identifiable intangible assets based on the adjustment of such assets fair value as discussed in the Notes to the Unaudited Pro Forma Consolidated Balance Sheet. The increase in depreciation and amortization expense has been estimated as follows:

			Additional Annual
			Depreciation/
		Estimated	Amortization
	Increase	Remaining
	in Value	Useful Life	52-weeks	39-weeks

Buildings and improvements	$161,000	20 years	$8,050	$6,038
Definite lived intangible assets	5,000	7 years	714	536

Additional expense			$8,764	$6,574

The unaudited pro forma consolidated financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. The following table shows the effect on pro forma net income (loss) for every $10,000 of purchase price allocated to property and equipment and amortizing intangible assets at a range of weighted-average useful lives:

	Annual
	Depreciation/	Annual
Weighted-Average Useful Life	Amortization	Net income

Five years	$2,000	$(1,200)
Ten years	1,000	(600)
Twenty years	500	(300)

Notes to the Unaudited Pro Forma Consolidated Statements of Operations
(dollars in thousands)
(d) Interest expense, net

		39 Weeks	39 Weeks
	Fiscal Year Ended	Ended	Ended
	Jan. 29, 2005	Oct. 29, 2005	Oct. 30, 2004

Estimated decrease in interest expense resulting from the adjustment of NDSG’s obligations under capital leases to fair value	$(1,526)	$(1,222)	$(1,133)
Estimated increase in interest expense as a result of the additional financing required to fund the acquisition consideration	87,781	67,364	66,605

	$86,255	$66,142	$65,472

A 0.125% change in the interest rate of the new senior secured credit facility would impact interest expense in the fiscal year ended January 29, 2005 and the 39 weeks ended October 29, 2005 and October 30, 2004 by $724, $413 and $552, respectively.

A 0.125% change in the interest rate of the new mortgage loan facility would impact interest expense in the fiscal year ended January 29, 2005 and the 39 weeks ended October 29, 2005 and October 30, 2004 by $325, $244 and $244, respectively.
      (e) Income tax provision (benefit)

		39 Weeks	39 Weeks
	Fiscal Year Ended	Ended	Ended
	Jan. 29, 2005	Oct. 29, 2005	Oct. 30, 2004

Aggregate pro forma statutory income tax effect (40%)	$(38,008)	$(29,086)	$(28,818)